DELL COMPLETES TENDER OFFER FOR PEROT SYSTEMS
•	Provides Customers Extensive Capabilities in Enterprise IT Services and Business Solutions
•	Creates Dell Services Global Business Unit
•	Names Peter Altabef President of Dell Services
ROUND ROCK, Texas, Nov. 3, 2009 — Dell today announced the successful completion of its tender offer for Perot Systems, an offer which expired Monday at midnight (EST). Dell has accepted the shares validly tendered and has notified Perot Systems of its exercise of its top-up option to acquire Perot Systems shares. As a result of the tenders and the top-up option exercise, Dell will own more than 90 percent of outstanding Perot Systems shares and expects to promptly complete the acquisition of Perot Systems, significantly expanding Dell’s portfolio of technology services and business solutions. The 108,774,629 tendered shares represent about 87.7 percent of outstanding Perot Systems shares. An additional 3,961,266 shares were tendered by notice of guaranteed delivery.
Dell Services, a new business unit formed by the acquisition, will develop and deliver a best-in-class suite of end-to-end IT services and business solutions that reduce IT complexity and lower costs for customers. The integration of Perot Systems extends Dell Services into hosting, consulting, applications and business-process outsourcing, and expands Dell’s existing managed and modular services. The combination leverages Perot Systems’ capabilities across Dell’s much larger customer base, spanning global corporations, government agencies, health care and educational institutions, and small and medium enterprises.
Dell Services will be one of the world’s largest technology services organizations with more than 41,000 experienced and skilled technology- and business-services professionals and revenue of approximately $8 billion from enhanced services and support over the past four quarters.
Peter Altabef becomes president of Dell Services, reporting to Michael Dell, Dell chairman and chief executive officer. Mr. Altabef brings more than two decades of leadership experience to his new role, including the last five years as CEO of Perot Systems. In addition to previous Perot Systems operations, Mr. Altabef is responsible for Dell’s commercial services—including consulting, sales, marketing, quality and customer relationship management functions—and the company’s internal IT.
Dell expects the Perot Systems acquisition to be accretive to its GAAP earnings in fiscal year 2012. Dell reports the results of its fiscal third-quarter 2010 on Nov. 19 and expects to hold an integration call with analysts and the media in mid-December.
Quotes:
Michael Dell: “Customers around the world want flexible, scalable solutions to reduce complexity and drive even greater benefit from IT. The Dell Services business—formed out of the powerful combination of Dell and Perot Systems—is an exciting step forward in our ongoing commitment to develop and provide best-value IT solutions.”
Peter Altabef: “Dell Services will be a powerful organization with the extensive capabilities and global reach to address the needs of organizations of all types. The Dell and Perot Systems integration teams have been extremely productive in their planning, and we are ready to work on behalf of all our customers.”

About Dell
Dell Inc. (NASDAQ: DELL) listens to customers and delivers innovative technology and services they need and value. For more information, visit www.dell.com. Investors wishing to communicate directly with Dell may go to www.dell.com/dellshares.
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Contact Information
Media Contacts:
Jess Blackburn	Dell	(512) 728-8295	jess_blackburn@dell.com
Marvin Singleton	Dell Services	(972) 577-5881	marvin.singleton@ps.net
Investor Relations Contacts:
Robert Williams	Dell	(512) 728-7570	robert_williams@dell.com
Shep Dunlap	Dell	(512) 723-0341	shep_dunlap@dell.com
John Lyon	Dell Services	(972) 577-6132	john.lyon@ps.net
SPECIAL NOTE: Statements in this press release that relate to future results and events are forward-looking statements based on Dell’s and Perot Systems’ current expectations, respectively. Actual results and events in future periods may differ materially from those expressed or implied by these forward-looking statements because of a number of risks, uncertainties and other factors. All statements other than statements of historical fact are statements that could be deemed forward-looking statements, including the expected benefits and costs of the transaction; management plans relating to the transaction; the expected timing of the completion of the transaction; any statements of the plans, strategies and objectives of management for future operations, including the execution of integration plans; any statements of expectation or belief; and any statements of assumptions underlying any of the foregoing. Risks, uncertainties and assumptions include the possibility that expected benefits may not materialize as expected; that the transaction may not be timely completed, if at all; that, prior to the completion of the transaction, Perot Systems’ business may experience disruptions due to transaction-related uncertainty or other factors making it more difficult to maintain relationships with employees, licensees, other business partners or governmental entities; that the parties are unable to successfully implement integration strategies; and other risks that are described in Dell’s and Perot Systems’ Securities and Exchange Commission reports, including but not limited to the risks described in Dell’s Annual Report on Form 10-K for its fiscal year ended Jan. 30, 2009 and Perot Systems’ Annual Report on Form 10-K for the fiscal year ended Dec. 31, 2008. Dell and Perot Systems assume no obligation and do not intend to update these forward-looking statements.

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